Exhibit 99.1

Motus GI Announces $8.0 Million Secured Term Loan from Silicon Valley Bank

FORT LAUDERDALE, FL, December 18, 2019 – Motus GI Holdings, Inc., (NASDAQ: MOTS) ("Motus GI" or the "Company"), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today announced that it has entered into a $8.0 million secured term loan with Silicon Valley Bank (SVB), the bank of the world’s most innovative companies and their investors. The term loan further bolsters the Company’s balance sheet and will be used to help finance the recently launched U.S. commercialization of the Pure-Vu® System and for general corporate purposes.

“Securing this non-dilutive term loan with SVB is the beginning of an important new financing relationship with a well-respected bank with whom we can partner as the Company continues to grow. This infusion of low-cost capital provides Motus GI with additional resources to support the commercialization of the Pure-Vu System, which launched sales to U.S. hospitals this fall,” commented Tim Moran, Chief Executive Officer of Motus GI. “The U.S. hospital inpatient colonoscopy market is substantial, comprised of approximately 1.5 million annual procedures, many of which can be delayed or cancelled due to insufficient bowel prep. We believe the Pure-Vu System can reduce the costs associated with critical procedures that are often delayed or repeated and lead to extended, resource-intensive hospital stays.”

“Motus GI has developed a unique and innovative solution that provides both clinical and economic benefits to hospitals when performing inpatient colonoscopies. We are pleased to partner with the leadership team at Motus GI and provide this debt facility to help support bringing the Pure-Vu System to patients, gastroenterologists and hospitals across the U.S.,” said Clark Hayes, Head of Northeast Business Development and Southeast Life Science team, Scott McCarty, Director and Laura Scott, Market Manager at Silicon Valley Bank.

The term loan was funded on December 13, 2019. The term loan requires monthly interest-only payments through December 31, 2021, followed by monthly payments of principal and interest until December 1, 2023. Interest on the term loan accrues at a floating per annum rate of the greater of (i) the Wall Street Journal prime rate plus 0.5% or (ii) 5.5%. Other material terms related to the term loan can be found in the Company’s 8K, which will be filed with the Securities and Exchange Commission.

About Motus GI and the Pure-Vu® System

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions. The Company’s flagship product is the Pure-Vu® System, a U.S. FDA cleared medical device indicated to help facilitate the cleaning of a poorly prepared colon during the colonoscopy procedure. The device integrates with standard and slim colonoscopes to enable safe and rapid cleansing during the procedure while preserving established procedural workflow and techniques. Challenges with bowel preparation for inpatient colonoscopy represent a significant area of unmet need that directly affects clinical outcomes and increases the cost of care in a market segment that comprises approximately 1.5 million annual procedures in the U.S. and approximately 4 million annual procedures worldwide. Motus GI believes the Pure-Vu® System may improve outcomes and lower costs for hospitals by reducing the time to successful colonoscopy, minimizing delayed and incomplete procedures, and improving the quality of an exam. In clinical studies to date, the Pure-Vu® System significantly increased the number of patients with an adequate cleansing level, according to the Boston Bowel Preparation Scale Score, a validated assessment instrument.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

About Silicon Valley Bank

For more than 35 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 26, 2019, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com

Media Contact:

Gloria Gasaatura

LifeSci Public Relations

(646) 627-8387

ggasaatura@lifescipublicrelations.com